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                                                                                                                 EXHIBIT 12

                  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                   (Dollars in thousands)

                                                                                      Three Months ended March 31,
                                                                                 ------------------------------------------

                                                                                        1998                   1997
                                                                                 -------------------    -------------------

     Net income                                                                              $17,183                $17,113

     Add:
       Portion of rents representative
         of the interest factor                                                                  113                     89
       Interest on indebtedness                                                               22,825                 19,150
                                                                                 ===================    ===================
         Earnings                                                                            $40,121                $36,352
                                                                                 ===================    ===================

     Fixed charges and preferred stock dividend:
       Interest on indebtedness                                                              $22,825                $19,150
       Capitalized interest                                                                      536                    508
       Portion of rents representative
         of the interest factor                                                                  113                     89
                                                                                 -------------------    -------------------
          Fixed charges                                                                       23,474                 19,747
                                                                                 -------------------    -------------------
     Add:
       Preferred stock dividend                                                                5,650                  2,428
                                                                                 -------------------    -------------------

          Combined fixed charges and preferred stock dividend                                $29,124                $22,175
                                                                                 ===================    ===================

     Ratio of earnings to fixed charges                                                         1.71x                  1.84x

     Ratio of earnings to combined fixed charges
          and preferred stock dividend                                                          1.38                   1.64
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